Exhibit 99.1
CHAMPION ANNOUNCES IMPROVED FIRST QUARTER RESULTS FOR 2011

Huntington, WV- - Champion Industries, Inc. (NASDAQ/CHMP) today announced first quarter 2011 net income of $73,000 or $0.01 per share on a basic and diluted basis. This compares to a net loss of $(213,000) or $(0.02) per share for the three months ended January 31, 2010.  Income from operations improved to $1.1 million in the first three months of 2011 from $0.9 million in 2010, resulting primarily from lower selling, general and administrative costs partially offset by lower gross margin dollars and percentage, as well as charges related to a restructuring and profitability enhancement plan.

On a core net income (loss) basis the Company reported net income of $0.2 million in the first quarter of 2011, or $0.02 per share on a basic and diluted basis, compared with a core net loss of $(0.4) million or $(0.04) per share on a basic and diluted basis for the first quarter of 2010. Core net income (loss) is defined as net income (loss) as reported, adjusted for restructuring and other charges and interest rate swap.

Marshall T. Reynolds, Chairman of the Board and Chief Executive Officer of Champion, said, “Our first quarter represented a stabilization of overall revenues when compared to the first quarter of the prior year. We continue to benefit from our cost reduction initiatives, which continued into the first quarter of 2011. We incurred $250,000 in additional restructuring expenses, which would have otherwise improved our income from operations another 23% in the first quarter. We will continue to aggressively review our operations and maximize any additional cost initiatives we deem available that will not reduce long-term revenue prospects. In addition, we are working on new initiatives to expand our market share and drive additional volume through our plants.”

Revenues for the three months ended January 31, 2011were $31.9 million compared to $32.4 million in the same period in 2010. This change represented a decrease in revenues of $0.5 million or 1.5%. The printing segment experienced a sales decrease of $0.2 million or 1.0% while the office products and office furniture segment experienced an increase of $0.1 million or 0.9%. The newspaper revenues for the quarter were approximately $4.0 million compared to $4.4 million in the first quarter of 2010. Toney K. Adkins, President and Chief Operating Officer, noted, “Our operating segments saw revenue stabilize for both printing and office products and furniture during 2011 compared with 2010. The newspaper revenues declined from the prior year primarily from decreases in national accounts. In general, the first quarter of 2011 was a solid improvement over the comparable quarter of 2010 and with an overall stabilization of revenues our goal will be to build from these levels.”

Mr. Reynolds concluded, “Our sales stabilization in two of our three revenue segments was a positive sign for the quarter. We must build from this level as well as continue to focus on cost controls and operational efficiencies. We have the horsepower to expand the business and we will focus additional energies in this direction in 2011.”

At January 31, 2011, the Company had approximately $57.2 million of interest bearing debt. Our interest bearing debt has been reduced by approximately $27.2 million since October 31, 2007 through utilization of our earnings, cash flow and working capital management. The Company is subject to various restrictive financial covenants requiring the Company to maintain certain financial ratios. The Company was in compliance with these covenants as of January 31, 2011.

Champion is a commercial printer, business forms manufacturer and office products and office furniture supplier in regional markets east of the Mississippi. Champion also publishes The Herald-Dispatch daily newspaper in Huntington, WV with a total daily and Sunday circulation of approximately 23,000 and 29,000, respectively. Champion serves its customers through the following companies/divisions: Chapman Printing (West Virginia and Kentucky); Stationers, Champion Clarksburg, Capitol Business Interiors, Garrison Brewer, Carolina Cut Sheets, U.S. Tag and Champion Morgantown (West Virginia); Champion Output Solutions (West Virginia); The Merten Company (Ohio); Smith & Butterfield (Indiana and Kentucky); Champion Graphic Communications (Louisiana); Interform Solutions and Consolidated Graphic Communications (Pennsylvania, New York and New Jersey); Donihe Graphics (Tennessee); Blue Ridge Printing (North Carolina) and Champion Publishing (West Virginia, Kentucky and Ohio).

Certain Statements contained in the release, including without limitation statements including the word “believes”, “anticipates,” “intends,” “expects” or words of similar import, constitute “forward-looking statements” within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements of the Company expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Champion Industries, Inc. and Subsidiaries
Summary Financial Information (Unaudited)

	Three Months ended January 31,
	2011	2010
Total Revenues	$31,905,000	$32,387,000
Net income (loss)	$73,000	$(213,000)
Per share data:
Net income (loss):
Basic and diluted	$0.01	$(0.02)
Weighted Average Shares outstanding:
Basic	9,988,000	9,988,000
Diluted	9,988,000	9,988,000

The following table is a reconciliation of net income (loss) as reported to core net income (loss), which is defined as GAAP net income (loss) adjusted for restructuring and other charges and income associated with ineffectiveness related to an interest rate swap. The Company believes that these items require additional disclosure and therefore, the Company has disclosed additional non-GAAP financial measures in an effort to make the quarterly financial statements more useful to investors.

	Three Months ended January 31,
	2011	2010
Net income (loss)	$73,000	$(213,000)
Interest rate swap, net of tax	-	(170,000)
Restructuring and other, net of tax	150,000	-
Core net income (loss)	$223,000	$(383,000)

Contact: Todd R. Fry, Chief Financial Officer at 304-528-5492